SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 8 , 2002

Date of Report
(Date of earliest event reported)

QUINTON CARDIOLOGY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-49755	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)

(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

         On November 8, 2002, Quinton Cardiology Systems, Inc. (the “Company”) was notified by W.R. Hambrecht/QIC, LLC (“WRH/QIC”), the Company’s largest shareholder, that WRH/QIC, W.R. Hambrecht/QIC Management, LLC (the manager of WRH/QIC) and Philips Electronics North America Corporation (“Philips”), another major shareholder of the Company, had mutually terminated a shareholders agreement between such parties. The shareholders agreement contained provisions relating to voting for WRH/QIC’s and Philips’ nominees to the Company’s board of directors and certain restrictions on transfer or encumbrance of shares of the Company owned by such parties. With the termination of this agreement, these voting obligations and transfer restrictions are no longer in effect. Further, on November 8, 2002, WRH/QIC notified the Company that it is distributing the Company shares it owns to its members and manager pursuant to the distribution provisions of the limited liability agreement of WRH/QIC.

         In connection with the Company's initial public offering earlier this year, a lock-up agreement was executed between directors, officers and significant shareholders of the Company and the managing underwriter, Adams Harkness & Hill, Inc. This lock-up agreement restricted the sale or transfer of shares held by those shareholders for a period of 180 days from the effective date of the offering, May 6, 2002. The lock-up period expired on November 4, 2002.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTON CARDIOLOGY SYSTEMS, INC

By: /s/ Michael K. Matysik Michael K. Matysik Senior Vice President and Chief Financial Officer

Dated: November 12, 2002